CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our reports dated January 28, 2015 on the financial statements and financial highlights of Advisory Research MLP & Energy Infrastructure Fund, a series of the Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2015